Exhibit10.21a
PURCHASED SERVICES AGREEMENT
     THIS PURCHASED SERVICES AGREEMENT (“Agreement”) is made and entered into as of November 19 2008, by and between GK FINANCING, LLC, a California limited liability company (“GKF”), or its wholly owned subsidiary whose obligation under this agreement shall be guaranteed by GKF, and KETTERING MEDICAL CENTER, an Ohio non-profit corporation, (“Medical Center”), with reference to the following facts:
RECITALS
     WHEREAS, Medical Center wants to obtain the right to use a Leksell Gamma Knife Perfexion (the “Equipment”), manufactured by Elekta Instruments, Inc., a Georgia corporation (“Elekta”), which will replace the existing Leksell Stereotactic Gamma Unit, model B (the “Model B”), currently being used by Medical Center; and
     WHEREAS, GKF is willing to provide Medical Center with the right to use the Equipment which GKF has acquired from Elekta, pursuant to the terms and conditions of this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Right to Use the Equipment. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby grants the right to use the Equipment to Medical Center, and Medical Center hereby accepts the right to use the Equipment from GKF. The Equipment to be placed at the Medical Center pursuant to this Agreement shall include the Gamma Knife technology as specified in Exhibit 1, including all hardware and software related thereto.
     2. LGK Agreement. Simultaneously with the execution of this Agreement, Medical Center and Elekta shall enter into that certain Leksell Gamma Knife End User Agreement pertaining to the Equipment (the “LGK Agreement”), a copy of which is attached hereto as Exhibit 2. Medical Center shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Medical Center acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Medical Center’s performance, satisfaction and fulfillment of its obligations thereunder.

     3. Term of the Agreement. The initial term of this Agreement (the “Term”) shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of seven (7) years following the date of the performance of the first clinical Procedure (as defined in Section 8) performed on the Equipment (the “First Procedure Date”) at the Site (as defined in Section 5.1). The parties agree to amend this Agreement to memorialize the First Procedure Date upon the performance of the first clinical Procedure performed on the Equipment. Medical Center’s obligation to make the “Purchased Services Payments” to GKF for the Equipment described in Section 8 below shall commence as of the First Procedure Date.
     4. User License. Medical Center shall apply for and use its reasonable efforts to obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement. Medical Center also shall apply for and use its reasonable efforts to obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement. GKF shall provide assistance to the Medical Center in applying for and for obtaining all such licenses, permits, approvals, consents or authorizations. If the applicable regulatory authorities affirmatively decline to issue a required license, permit, approval, consent or authorization notwithstanding Medical Center’s best efforts to obtain the same, all parties shall be released from further performance or any obligations or duties arising under this Agreement.
     5. Delivery of Equipment; Site.
          5.1 GKF shall coordinate with Elekta and Medical Center to have the Equipment delivered to Medical Center at the site at which the Model B is currently located, as described in Exhibit 5.1 of this Agreement (the “Site”), which delivery is anticipated to be on or before July 2009, subject to all approvals and User Licenses having been obtained, and provided that, if such delivery date is in advance of the expiration of the current term of the existing Lease Agreement For A Gamma Knife Unit dated June 1, 1998, between GKF and Medical Center (as amended, the “Prior Agreement”), which results in an early termination of the Prior Agreement, then, the parties will negotiate an extension to the Term of this Agreement to offset the effect of such early termination of the Prior Agreement. GKF makes no representations or warranties, and assumes no responsibility or liability, concerning delivery of the Equipment to the Site or the actual date thereof. Medical Center shall bear no risk of loss prior to actual delivery of Equipment to the Site.

          5.2 Medical Center shall provide access to the Site for the Equipment. GKF at its cost and expense shall prepare the Site for the Equipment in accordance with Elekta’s guidelines, specifications, technical instructions and site planning criteria (which site planning criteria are attached as Exhibit 5.2 of this Agreement) (collectively the “Site Planning Criteria”). The location of the Site has been agreed upon by Medical Center and GKF as described in Exhibit 5.1 of this Agreement.
     6. Site Preparation, Deinstallation of Model B and Installation of Equipment.
          6.1 GKF, at its cost, expense and risk, shall prepare all plans and specifications required to construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications shall comply in all respects with the Site Planning Criteria and with all applicable federal, state and local laws, rules and regulations. All plans and specifications prepared by or on behalf of GKF (and all material changes thereto following approval by Medical Center and Elekta) shall be subject to the written approval of Medical Center and Elekta prior to commencement of construction at the Site. GKF shall provide Medical Center and Elekta with a reasonable period of time for the review and consideration of all plans and specifications following the submission thereof for approval (and Medical Center shall not unreasonably withhold or delay its approval). Following approval of the plans and specifications by Medical Center and Elekta, GKF, at its cost and expense, shall assist Medical Center in obtaining all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to construct and improve the Site for the installation, use and operation of the Equipment.
          6.2 Based upon the plans and specifications approved by Medical Center and Elekta, GKF, at its cost, expense and risk, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, GKF, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required, if any, at the Site in connection with the use and operation of the Equipment, all in accordance with applicable federal, state and local laws, rules, regulations or custom.

          6.3 GKF, at its cost, expense and risk, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.
          6.4 GKF warrants and ensures that, to its best knowledge, upon completion of the preparation, construction and improvement of the Site, including the positioning of the Equipment on its foundation at the Site and installation of the Equipment, the Site shall comply in all material respects with the Site Planning Criteria and all applicable federal, state and local laws, rules and regulations, and be safe and suitable for the ongoing use and operation of the Equipment during the Term. GKF agrees to indemnify, defend and hold Medical Center harmless from any loss, or claim, suit or proceeding brought against the Medical Center in connection with or arising from GKF’s noncompliance with GKF’s warranties and assurances provided under this Section 6.4. It is acknowledged that the existing site and location that are currently being used for the Model B pursuant to the Prior Agreement (the “Existing Site”) will continue to be used for the Equipment following the deinstallation and removal of the Model B and GKF’s modifications to the Site to accommodate the Equipment. Notwithstanding anything to the contrary contained in this Agreement, (a) nothing set forth in this Agreement shall eliminate, modify or limit any or all of Medical Center’s representations, warranties and/or obligations set forth in the Prior Agreement with respect to the Existing Site, all of which shall remain unchanged and in full force and effect, and shall survive the termination or expiration of the Prior Agreement; and (b) GKF makes no representation or warranty and assumes no liabilities with respect to the work performed by or on behalf of Medical Center pursuant to the Prior Agreement in connection with the Existing Site.
          6.5 GKF at its cost, expense and risk, shall coordinate with Elekta the deinstallation and removal of the Model B including unloading and disposing of the cobalt. GKF agrees to provide Medical Center the option to retain its existing headframes and fiducial boxes; and in the event that Medical Center exercises this option, GKF also agrees that it shall, at its sole cost and expense, refurbish the existing headframes.
          6.6 GKF shall use its reasonable efforts to satisfy its obligations under this Section 6 in a timely manner. GKF shall keep Medical Center informed on a regular basis of its progress in the design of the Site, the preparation of plans and specifications, the construction and improvement of the Site, and the satisfaction of its other obligations under this Section 6. In all events, GKF shall complete all construction and improvement of the Site required for the installation, positioning and testing of the Equipment on or prior to the delivery date described in Section 5.1 above. During the Term, Medical Center, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

          6.7 Notwithstanding anything to the contrary contained in this Agreement, GKF’s responsibility for all costs and expenses incurred in connection with Section 6.1, 6.2, and 6.3 shall not exceed * in the aggregate. All costs and expenses in excess of * shall be the responsibility of Medical Center.
     7. Marketing Support. GKF, in coordination with Medical Center, shall provide Medical Center with marketing support for the service to be provided by Medical Center using the Equipment. Not less than ninety (90) days prior to the First Procedure Date and the commencement of each succeeding twelve (12) month period during the Term, GKF and Medical Center shall develop a mutually agreed upon marketing budget and plan (“Plan”) for the clinical service to be supported by the Equipment for the succeeding twelve (12) month period of the Term. Once approved, the Plan shall be implemented by Medical Center in accordance with its terms. If Medical Center has not approved or disapproved of the Plan within sixty (60) days following its receipt, Medical Center shall be deemed to have approved the same. All advertisements, brochures and other marketing materials pertaining to the Plan shall be subject to review and written approval by Medical Center and GKF prior to their use. Medical Center and GKF shall discuss the Plan on a regular basis not less than once per quarter. Medical Center’s and any Medical Center subsidiary’s or related corporation’s name, trademarks, service marks, or other identifying names, marks, images or designations shall be and remain the sole and exclusive property of Medical Center, but which may be used in any written pre-approved marketing materials without payment of any license or royalty fee. As funds are expended by Medical Center in accordance with the Plan, Medical Center shall submit invoices (together with documentary evidence supporting the invoices) for its expenditures paid to third parties and, promptly following the receipt of such invoices, GKF shall reimburse Medical Center for * of approved expenditures, provided that such portion to be reimbursed by GKF shall not exceed an average of * annually during the term of the Agreement. It is acknowledged by the parties that such expenses to be reimbursed by GKF as provided in Section 7 have been included in GKF’s calculation of Medical Center’s Purchased Services Payments so as to allow GKF to recover such GKF expenses during the Term of this Agreement.
     8. Purchased Services Payments.
          (a) The parties have negotiated this Agreement at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Equipment, Medical Center’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Equipment, and the provision to GKF of a reasonable rate of return on its investment in support of the Equipment. Based thereon, the Parties believe that the “Purchased Services Payments” as defined below represent fair market value for the use of the Equipment, the deinstallation and removal of the Model B, the preparation, construction and improvement of the Site, and the marketing support and other services to be provided by GKF to Medical Center hereunder. Medical Center undertakes no obligation to perform any minimum number of Procedures on the Equipment, and the use of the Equipment for the performance of Procedures is wholly based upon the independent judgment of physicians who order such Procedures to meet the medical needs of their patients.
          (b) In consideration for and as compensation to GKF for deinstallation and removal of the Model B, the preparation, construction and improvement of the Site, installation and use of the Equipment, the Equipment modification allowance referenced in Section 13.1 below, and marketing support and the other additional services to be provided by GKF under this Agreement, Medical Center shall pay to GKF, on a monthly basis, the applicable “Purchased Services Payments” (as defined below) for each “Procedure” that is performed by Medical Center or its representatives or affiliates, whether on an inpatient or outpatient basis, and irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices, including but not limited to any “Additional GK Leksell Unit” (defined below). Notwithstanding the foregoing, and for the avoidance of doubt, if at any time in addition to the Equipment, Medical Center purchases, leases or otherwise acquires from any third party the use of a Leksell Gamma Knife unit(s) of any model type or configuration (an “Additional GK Leksell Unit”), then, in addition to the Purchased Services Payments that are payable to GKF for Procedures performed using the Equipment as set forth above, Medical Center shall pay to GKF the Purchased Services Payments on a monthly basis for any and all Procedures performed using the Additional GK Leksell Unit, and/or any other equipment or devices, whether on an inpatient or outpatient basis. The parties acknowledge that the Purchased Services Payments represent fair market value for the use of the Equipment as described in this Agreement. As used herein:
               (i) “Procedure” means any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum. “Procedure” shall expressly exclude (1) any procedures which the Equipment is unable to perform or which, in the opinion of Elekta, the Equipment is not designed or reasonably suitable to perform; and/or (2) any fractionated procedures for a single tumor involving more than a single fraction (commonly called fractionated stereotactic radiotherapy) where such fractionated treatment is medically indicated.
               (ii) “Purchased Services Payments” shall be equal to the applicable percentage of the “Technical Component Collections” relating to each Procedure as set forth in Exhibit 8 attached hereto performed using the Equipment, any Additional GK Leksell Unit and/or any other equipment or devices during the Term of this Agreement.

               (iii) “Technical Component Collections” means the total amount actually collected by Medical Center or its representatives or affiliates during each month from any and all payor sources, including, without limitation, patients, insurance companies, state or federal government programs or any other third party payors, including, without limitation, all copayments and deductibles, as reimbursement for the technical component of all services (including, but not limited to, treatment planning and delivery, imaging, medical supplies, pharmacy, laboratory, and recovery room) pertaining to each Procedure performed on the Equipment, any Additional GK Leksell Unit and/or any other equipment or devices during the term of this Agreement. The technical fees to be billed for each Procedure (on an individual basis and not collectively) that is performed utilizing the Equipment, any Additional GK Leksell Unit and/or any other equipment or devices during the Term of this Agreement shall be an amount which is economically justifiable based upon GKF’s direct operating expenses and its total project costs, together with a return thereon. For all Procedures that are performed utilizing the Equipment, any Additional GK Leksell Unit and/or any other equipment or devices, Medical Center shall consult in advance with GKF from time to time regarding the amount of such technical fees to be billed by Medical Center. Subject to compliance with the standard described in the preceding sentence, Medical Center and GKF shall mutually agree on the setting or revision of the amount of, or portion comprising, such technical fees on no more than an annual basis to ensure that such fees remain consistent with fair market value, and the acceptance of the technical fee component amounts with third party payors prior to their implementation.
          (c) On or before the fifteenth (15) day and the last day of each month (or portion thereof) during the term of this Agreement, Medical Center shall inform GKF in writing as to (i) the number of Procedures performed during that month utilizing the Equipment (and, if applicable, any Additional GK Leksell Unit and/or any other equipment or devices); and (ii) the Technical Component Collections during that month. Medical Center shall submit claims for reimbursement to the appropriate payors for each Procedure within thirty (30) days after the patient receiving the treatment is discharged. If no Technical Component Collections are received during any month, then, no Purchased Services Payments shall be owing by Medical Center to GKF for that month. During the Term of this Agreement, Medical Center shall, by the thirtieth (30th) day of each month, remit GKF’s aggregate Purchased Services Payment for the immediately preceding month, and, for a period of twenty-five (25) months following the termination or expiration of this Agreement (the “Collections Run-Out Period”), Medical Center shall, by the thirtieth (30th) day of each such month, continue to remit GKF’s aggregate Purchased Services Payment pertaining to Technical Component Collections received during the Collections Run-Out Period as applicable to Procedures performed during the Term. All or any portion of a Purchased Services Payment which is not paid in full within sixty (60) days after its due date shall bear interest at the rate of one percent (1%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Purchased Services Payment together with all accrued interest thereon is paid in full. If GKF shall at any time accept a Purchased Services Payment from Medical Center after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 20 hereof.
          (d) Within thirty (30) days after the close of each month, Medical Center shall provide GKF with a patient de-identified written report indicating the status of billings and collections for each Procedure performed during that month using the Equipment, any Additional GK Leksell Unit and/or any other equipment or devices, including, without limitation, the amount of the claim submitted and the amount received for each such Procedure. Upon request by GKF, Medical Center shall furnish to GKF information regarding reimbursement rates from any or all payor sources for Procedures (applicable to procedures performed either on an inpatient or outpatient basis). If such reimbursement rates should change at any time or from time to time after the date hereof, in each instance, Medical Center shall provide written notice thereof to GKF within five (5) days of Medical Center receiving notice thereof.
          (e) Within ten (10) days after Medical Center’s receipt of written request by GKF, GKF shall have the right to audit all applicable books and records during normal business hours to verify the number of Procedures performed and Technical Component Collections received by Medical Center or its agents, representatives or affiliates, utilizing the Equipment, any Additional GK Leksell Unit and/or any other equipment or devices, and Medical Center shall provide GKF (or cause GKF to be provided) with access to such books and records; provided that any patient names or identifiers or other confidential and Protected Health Information (as defined and required by state and federal law) shall not be disclosed.
          (f) The provisions of this Section 8 shall survive the termination or expiration of this Agreement.
     9. Use of the Equipment.
          9.1 The Equipment shall be used by Medical Center only at the Site and shall not be removed therefrom. Medical Center shall use the Equipment only in the regular and ordinary course of Medical Center’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications. Medical Center shall not use nor permit the Equipment to be used in any manner nor for any purpose which, in the opinion of Elekta or GKF, the Equipment is not designed or reasonably suitable.
          9.2 Notwithstanding anything to the contrary contained in this Agreement, this is an agreement of purchasing a service only. Nothing herein shall be construed as conveying to Medical Center any right, title or interest in or to the

Equipment, except for the express right to use the Equipment granted herein to Medical Center during the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.
          9.3 During the Term, upon the request of GKF, Medical Center shall promptly affix to the Equipment an identifying label supplied by GKF indicating GKF’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Medical Center hereby authorizes GKF to cause this Agreement or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF. Medical Center also shall promptly execute and deliver, or cause to be executed and delivered, to GKF any statement or instrument reasonably requested by GKF for the purpose of evidencing GKF’s interest in the Equipment, including UCC financing statements and other relevant statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.
          9.4 At Medical Center’s cost and expense, Medical Center shall (a) protect and defend GKF’s ownership of and title to the Equipment from and against all persons claiming against or through Medical Center, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Medical Center, (c) give GKF immediate written notice of any matter described in clause (b), and (d) in the manner described in Section 22 below indemnify GKF harmless from and against any loss, cost or expense (including reasonable attorneys’ fees) with respect to any of the foregoing.
     10. Additional Covenants of Medical Center. In addition to the other covenants of Medical Center contained in this Agreement, Medical Center shall, at its cost and expense:
          10.1 Provide properly trained professional, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. In this regard, Medical Center shall make reasonable efforts to maintain on staff a minimum of two (2) Gamma Knife trained teams comprised of neurosurgeons, radiation oncologists and physicists. The Gamma Knife shall be available for use by all credentialed neurosurgeons, radiation oncologists and physicists.
          10.2 Direct, supervise and administer the provision of all services relating to the performance of Procedures utilizing the Equipment in accordance with all applicable laws, rules and regulations.

          10.3 Provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.) together with administrative and physician support (e.g., seminars for physicians by neurosurgeons and radiation therapists, in accordance with Medical Center’s policies and procedures, etc.) for the Equipment to be operated by the Medical Center. The obligation to provide marketing materials and administration and physician support shall be included in, and not in addition to, the annual marketing budget referenced in Section 7 above.
          10.4 Keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person to the extent that Medical Center provides security for its other radiation oncology services.
          10.5 Operate a fully functional radiation therapy department at the Site or Affiliate site which shall include the Equipment.
     11. Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:
          11.1 Use its best efforts to require Elekta to meets its contractual obligations to GKF and Medical Center upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.
          11.2 Cause Medical Center to enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement.
          11.3 Cover the tuition costs for up to ten (10) Perfexion training slots for physicians and physicists who will be using the Equipment. Travel and entertainment associated with training shall not be the responsibility of GKF.
     12. Maintenance of Equipment; Damage or Destruction of Equipment.
          12.1 During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, and (b) maintain in full force and effect an Advanced Service Agreement with Elekta (“Service Agreement”) and any other service or other agreements required to fulfill GKF’s obligation to repair and maintain the Equipment under this Section 12. Medical Center shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, regardless of whether such repairs or maintenance are covered or not covered by the Service Agreement. GKF shall pursue all remedies available to it under the Service Agreement and under any warranties made by Elekta with respect to the Equipment so that the Equipment will at all times during the

Term of this Agreement be free from defects in design, materials and workmanship and will conform to Elekta’s technical specifications concerning the Equipment.
          12.2 GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Medical Center’s regular business operations.
          12.3 Medical Center shall be liable for, and in the manner described in Section 22 below shall indemnify GKF from and against, any damage to or destruction of the Equipment caused by the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Medical Center’s officers, employees, agents, contractors and physicians. In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Medical Center’s officers, employees, agents, contractors and/or physicians, to the extent such damage is not covered by the Service Agreement or any warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Medical Center to GKF immediately upon written request together with interest thereon at the rate of one percent (1%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys’ fees and costs incurred by GKF in collecting such amount from Medical Center. Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Medical Center for such damages.
          12.4 If the Equipment is rendered unusable as a result of any physical damage to or destruction of the Equipment, Medical Center shall give GKF written notice thereof. GKF shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. In the event GKF determines that the Equipment cannot be repaired (a) subject to Section 12.3 above, GKF, at its cost and expense, shall replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other then existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, (b) the Term of this Agreement shall be extended for the period of time the Equipment is unusable, and (c) this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Medical Center shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.
     13. Alterations and Upgrades to Equipment.

          13.1 Medical Center shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF. Medical Center shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the GKF upon termination of this Agreement. Included in this Agreement is an Equipment modification allowance of * for modifications that are mutually agreed upon by the parties hereto. Equipment modification costs in excess of * shall be the responsibility of Medical Center.
          13.2 The necessity and financial responsibility for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be mutually agreed upon by GKF and Medical Center. If (a) GKF and Medical Center agree to reload the Cobalt-60 source (i.e., on or around the end of the fifth (5th) year of the Term), and (b) GKF pays the reload costs associated therewith up to * then, notwithstanding any provisions to the contrary herein, the initial Term shall be automatically extended for an additional three (3) years. Cobalt-60 reload costs in excess of * shall be the responsibility of Medical Center. Alternatively, Medical Center may elect to pay the entire costs of the Cobalt-60 reload in which case the Term of the Agreement shall remain unchanged.
          13.3 All software upgrades provided at no charge to GKF under the terms of its maintenance agreement with Elekta shall be provided at no charge to Medical Center. All other software upgrades shall be the responsibility of Medical Center, and shall not be included as part of the Equipment modification allowance.
     14. Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If GKF finances the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral for the loan. If GKF finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as GKF exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the “Lender”), GKF may assign its interest under this Agreement as security for the financing. Medical Center’s interest under this Agreement shall be subordinate to the interests of the Lender.
     15. Equipment Operational Costs. Except as otherwise expressly provided in this Agreement, Medical Center shall be responsible and liable for all costs and expenses incurred, directly or indirectly, in connection with the operation and use of the Equipment during the Term, including, without limitation, but subject to Section 11.3 above, the costs and expenses required to provide trained physicians, professionals, and technical and support personnel, supplies and other items required to properly operate the Equipment and perform Procedures.
     16. Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the use or purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. Unless Medical Center provides GKF with a tax exemption certificate, all other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term for which Medical Center is not expressly exempt, shall be paid by Medical Center before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Medical Center; provided, however, Medical Center shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF’s net income realized from the Purchased Services Payments of the Equipment. In case of a failure by either party to pay any taxes, assessments, licenses or other charges when and as required under this Section, the other party may pay all or any part of such taxes, in which event the amount paid by such paying party shall be immediately payable to the paying party upon written request together with interest thereon at the rate of at the rate of one percent (1%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less).
     17. No Warranties by GKF. Medical Center warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment to the best of their knowledge, (b) determined that to the best of its knowledge the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Medical Center intended purposes and is good working order, condition and repair. GKF will work with Medical Center in good faith to remedy any problems identified in writing by Medical Center during Medical Center’s inspection. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between GKF and Medical Center, Medical Center shall bear all risks with respect to the foregoing warranties. Notwithstanding the foregoing, GKF shall use its best efforts to ensure that all benefits under the manufacturer’s warranty shall run to the Medical Center. GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Medical Center or by any other person, and Medical Center expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment, including, without limitation, injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Medical Center solely and exclusively against Elekta and any other manufacturers or suppliers, but shall in no event be asserted against GKF. In this regard and with prior written approval of GKF, Medical Center may, in GKF’s name, but at Medical Center’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Medical Center. GKF shall not be responsible for the delivery or operation of the Equipment or for any delay or inadequacy of either or both of the foregoing.
     18. Termination for Economic Justification. If, following the initial twenty four (24) months after the First Procedure Date and following each subsequent 12 month period thereafter during the Term, based upon the utilization of the Equipment and other factors considered relevant by GKF in the exercise of its reasonable discretion, within a reasonable period of time after GKF’s written request, Medical Center does not provide GKF with a reasonable economic justification to continue this Agreement and the utilization of the Equipment at the Medical Center, then and in that event, GKF shall have the option to terminate this Agreement by giving a written notice thereof to Medical Center not less than one hundred eighty (180) days prior to the effective date of the termination designated in GKF’s written notice. Without limiting the generality of the foregoing, for purposes of this Section, “reasonable economic justification to continue this Agreement” shall not be deemed to exist (and GKF shall have the option to terminate this Agreement) if, during the twelve (12) month period immediately preceding the issuance of GKF’s written notice of termination, the “Net Cash Flow” is negative. As used herein, “Net Cash Flow” shall mean, for the applicable period, (a) the aggregate Purchased Services Payments actually received by GKF during such period, minus (b) the sum of the aggregate (i) debt service on the Equipment, (ii) maintenance expenses, (iii) marketing support, and (iv) Equipment-related personal property taxes and insurance during such period.
     19. Options to Extend Agreement. As of the end of the Term, Medical Center shall have the option either to:
          19.1 Extend the Term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon by GKF and Medical Center;
          19.2 Terminate this Agreement as of the expiration of the Term. Upon the expiration of the Term and within a reasonable time thereafter, GKF, at its cost and expense, may enter upon the Site under Medical Center supervision and remove the Equipment.

          19.3 Medical Center may elect to purchase the Equipment from GKF for the fair market value amount (as mutually agreed upon by the parties) as of the expiration date of Term, payable in cash (or other immediately available federal funds), at the end of the Term.
Medical Center shall exercise one (1) of the three (3) options referred to above by giving an irrevocable written notice thereof to GKF at least one (1) year prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that Medical Center elects to exercise its option and states which of the three (3) options referred to above Medical Center is exercising. If Medical Center fails to exercise the option granted herein at least one (1) year prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term. Further, if Medical Center exercises the option specified in Section 19.1 above and the parties are unable to mutually agree upon the length of the extension of the Term or any other terms or conditions applicable to such extension prior to the expiration of the Term, this Agreement shall expire as of the end of the initial Term.
     20. Events of Default and Remedies.
          20.1 Medical Center Event of Default. The occurrence of any one of the following shall constitute a Medical Center event of default under this Agreement (a “Medical Center Event of Default”):
               20.1.1 Medical Center fails to pay any Purchased Services Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by GKF or its assignee to Medical Center; however, if Medical Center cures the Purchased Services Payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.
               20.1.2 Medical Center attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.
               20.1.3 Medical Center fails to observe or perform any of its covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Medical Center; however, if Medical Center cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Medical Center commences to cure the default during the initial thirty (30) day period and Medical Center diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute a Medical Center Event of Default; provided that the foregoing cure periods shall not apply to a Medical Center Event of Default under Subsections 20.1.1 or 20.1.2.

               20.1.4 Medical Center ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.
               20.1.5 Within sixty (60) days after the commencement of any proceedings against Medical Center seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Medical Center consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.
               20.1.6 Medical Center is suspended or terminated from participation in the Medicare program.
          20.2 GKF Event of Default. The occurrence of any one of the following shall constitute a GKF event of default under this Agreement (a “GKF Event of Default”):
               20.2.1 GKF causes Medical Center’s quiet enjoyment and use of the Equipment pursuant to this Agreement to be materially interfered with (other than by reason of a Medical Center Event of Default or in connection with servicing, maintenance or repairs as contemplated in this Agreement), and GKF fails to cure such default within thirty (30) days after written notice thereof is given by Medical Center or its assignee to GKF; however, if GKF cures such default within the applicable thirty (30) day period, such default shall not constitute an GKF Event of Default.
               20.2.2 GKF fails to pay or reimburse Medical Center for any monies payable by GKF to Medical Center pursuant to this Agreement and such failure continues for a period of thirty (30) days after written notice thereof is given by Medical Center or its assignee to GKF; however, if GKF cures the default within the applicable thirty (30) day period, such default shall not constitute a GKF Event of Default.
               20.2.3 GKF fails to maintain in full force and effect the Service Agreement or any other service or other agreements required to fulfill GKF’s obligation to repair and maintain the Equipment under Section 12 above, and such failure continues for a period of fifteen (15) days after written notice thereof is given by Medical Center or its assignee to GKF; however, if GKF cures the default within the applicable fifteen (15) day period, such default shall not constitute a GKF Event of Default.
               20.2.4 GKF fails to observe or perform any of its covenants, duties or obligations arising under this Agreement and such failure continues for a period of thirty (30) days after written notice thereof by Medical Center to GKF; however, if GKF cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute a GKF Event of Default; provided that the foregoing cure periods shall not apply to a GKF Event of Default under Subsections 20.2.1, 20.2.2, or 20.2.3.
               20.2.5 GKF ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.
               20.2.6 Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without GKF consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.
          20.3 Upon the occurrence of a Medical Center Event of Default or a GKF Event of Default, the non-breaching party may at its option do any or all of the following:
               20.3.1 By written notice to GKF, Medical Center may at its option immediately terminate this Agreement as to the Equipment, wherever situated, but only upon the occurrence of a GKF Event of Default under Subsections 20.2.1 20.2.2 and/or 20.2.3. As a result of such termination, Medical Center may, at its option and upon written notice to GKF, demand that GKF immediately enter upon the Site and remove the Equipment at GKF’s sole cost and expense. For the avoidance of doubt, Medical Center shall not have the right to terminate this Agreement by reason of a GKF Event of Default, other than due to the occurrence of a GKF Event of Default under Subsections 20.2.1 20.2.2 and/or 20.2.3.
               20.3.2 By written notice to Medical Center, GKF may at its option immediately terminate this Agreement as to the Equipment, wherever situated, but only upon the occurrence of any of the Medical Center Events of Default as set forth in Subsections 20.1.1, 20.1.2, 20.1.6 and/or noncompliance with Sections 10.1 and/or 10.5 above (which noncompliance has not been cured within the periods set forth in Section 20.1.3 above) (collectively, the “Termination Defaults”). For the avoidance of doubt, but without limiting GKF’s rights under Section 18 above (Termination for Economic Justification), GKF shall not have the right to terminate this Agreement by reason of a Medical Center Event of Default, other than due to the occurrence of any Termination Default. As a result of such termination pursuant to any Termination Default, GKF may (a) provide reasonable notice to Medical Center of its intention to remove the Equipment, and upon such date as provided by notice, GKF may then enter upon the Site and remove the Equipment in a manner and at a time that causes least amount of disruption to patient care, or, at Medical Center’s election, Medical Center shall remove and return the Equipment to GKF, but in either event at Medical Center’s sole cost and expense; and (b) recover from Medical Center as liquidated damages for the loss of the bargain represented by this Agreement and not as a penalty an amount equal to the present value of the unpaid estimated future Purchased Services Payments to be made by Medical Center to GKF through the end of the Term discounted at the rate of nine percent (9%), which liquidated damages shall become immediately due and payable. The unpaid estimated future Purchased Services Payments shall be based on the prior twelve (12) months Purchased Services Payments made by Medical Center to GKF hereunder with an annual four (4%) percent increase thereof through the end of the Term. Medical Center and GKF acknowledge that the liquidated damages formula set forth in this Section constitutes a reasonable method to calculate GKF’s damages resulting from any Termination Default and under the circumstances existing as of the date of this Agreement.
               20.3.3 With respect to all other Medical Center Events of Default, GKF may:
               A. Sell, dispose of, hold, use or lease the Equipment, as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF).
               B. Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF’s title or right to possession of the Equipment, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

               20.3.3 Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following a Medical Center Event of Default, Medical Center shall, without further request or demand, pay to GKF all Purchased Services Payments and other sums owing under this Agreement. In the event that Medical Center shall pay the liquidated damages referred to in Section 20.3.2 above to GKF, GKF shall pay to Medical Center promptly after receipt thereof all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the initial Term (after deduction of all costs and expenses, including reasonable attorneys fees and costs, incurred by GKF as a result of the Event of Default), said amount never to exceed the amount of the liquidated damages paid by Medical Center. However, Medical Center acknowledges that GKF shall have no obligation to sell the Equipment. Medical Center shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees.
               20.3.4 Subject to Section 17 above, each party shall in any event remain fully liable to the other non-defaulting party for all damages as may be provided by law and for all costs and expenses incurred by the non-defaulting party on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees.
               20.3.5 Subject to Sections 20.3.1 and 20.3.2 above (regarding limitations on the right to terminate this Agreement), the rights and remedies afforded a non-defaulting party under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies available to the non-defaulting party provided by law or in equity.
     21. Insurance.
          21.1 During the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. Medical Center shall be named as an additional insured party on the all risk property and casualty insurance policy to the extent of its interest in the Equipment arising under this Agreement. The all risk property and casualty insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Medical Center upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

          21.2 During the Term, Medical Center shall, at its cost and expense, self-insure (subject to GKF’s reasonable approval pursuant to Section 21.5 below) or purchase, and maintain in effect general liability and professional liability insurance coverage/policies covering the Site (together with all premises where the Site is located) and the use or operation of the Equipment by Medical Center or its officers, directors, agents, employees, contractors or physicians. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate. GKF shall be named as additional insured party on the general liability and professional liability insurance coverage/policies to be maintained hereunder by Medical Center. The coverage/policies to be maintained by Medical Center hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center upon request to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term. Notwithstanding anything to the contrary herein, subject to Section 6.4 above and any contributory fault by Medical Center and/or its employees, contractors, affiliates, agents or representatives, neither Medical Center nor its insurer shall be liable to GKF for any injury or loss to persons or property caused by the failure or malfunction of the Equipment itself or the improper installation of the Equipment or the improper installation and/or cleaning of hydraulic hoses in connection with the installation of new Equipment; but, as to improper installation of the Equipment, such liability shall be that of and remain with GKF; and as to the Equipment itself, the liability shall be that of and remain with the manufacturer under the LGK Agreement.
          21.3 During the construction of the Site and prior to the First Procedure Date, Medical Center, at its cost and expense, shall self-insure (subject to GKF’s reasonable approval pursuant to Section 21.5 below) or purchase, and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 21.2 above and which names GKF as an additional insured party. The policy to be maintained by Medical Center hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center to GKF prior to the commencement of any construction at the Site.
          21.4 During the Term, Medical Center and GKF shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law.
          21.5 If Medical Center elects to self-insure, within twenty (20) days following the date hereof, Medical Center shall submit to GKF, in writing, information on Medical Center’s proposed self-insurance program and obtain GKF’s approval of the program, which approval shall not be unreasonably withheld. If GKF does not disapprove of such self-insurance program within thirty (30) days following its receipt of such information, GKF shall be deemed to have given its approval.

     22. Indemnification.
          22.1 Medical Center shall be liable for and shall indemnify, defend, protect and hold GKF and its members, managers, officers, employees, agents and contractors (collectively “GKF”) harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by GKF (collectively “Damages”) which in any manner arise out of or relate to (a) the failure by Medical Center to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement or in the LGK Agreement; (b) negligent, intentional or wrongful acts or omissions by Medical Center or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the use and operation of the Equipment during the Term; (c) defects arising out of materials or parts provided, modified or designed by Medical Center for or with respect to the Site; (d) the maintenance of the Site during the Term by Medical Center; (e) Damages to the Equipment caused by the negligent or wrongful acts or omissions of Medical Center, its agents, officers, employees or contractors (if the Equipment is destroyed or rendered unusable, subject to Section 22.7 below, this indemnity shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any); (f) the events or occurrences described in Article 7.3 of the LGK Agreement to the same extent that Medical Center agrees to indemnify Elekta thereunder (other than with respect to the failure of the Site to comply with the Site Planning Criteria or defective maintenance of the Equipment under the Service Agreement); and (g) any other matters for which Medical Center has specifically agreed to indemnify GKF pursuant to this Agreement.
          22.2 GKF shall be liable for and shall indemnify, defend, protect and hold Medical Center and its directors, members, managers, officers, employees, agents and contractors (collectively “Medical Center”) harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by Medical Center (collectively “Damages”) which in any manner arise out of or relate to (a) the failure by GKF to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement; (b) negligent, intentional or wrongful acts or omissions by GKF or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the installation or removal of the Equipment, (c) the failure by GKF to maintain the Equipment as provided in this Agreement; and (d) any other matters for which GKF has specifically agreed to indemnify Medical Center pursuant to this Agreement.

          22.3 Upon the occurrence of an event for which GKF or Medical Center is entitled to indemnification under this Agreement (“Indemnitee”), such party shall give written notice thereof to the other party setting forth the type and amount of Damages. If the indemnity relates to a Third Party Claim (as defined in Section 22.4 below), the matter shall be subject to Section 22.4 below. If the indemnity relates to any Damages other than a Third Party Claim, not more than thirty (30) days after written notice is given, the indemnifying party shall acknowledge its obligation in writing to the Indemnitee to indemnify hereunder and pay the Damages in full to the Indemnitee.
          22.4 GKF or Medical Center, as Indemnitee, shall give written notice to the other party as Indemnitor as soon as reasonably possible after the Indemnitee has knowledge of any third party claim or legal proceedings (“Third Party Claim”) for which the Indemnitee is entitled to indemnification under this Section 22. Indemnitor shall (a) immediately assume, at its sole cost and expense, the defense of the Third Party Claim with legal counsel approved by the Indemnitee (which approval will not be unreasonably withheld, delayed or conditioned), and (b) as soon as reasonably possible after Indemnitee’s written notice is given to the Indemnitor, acknowledge in writing to Indemnitee its obligation to indemnify Indemnitee in accordance with the terms of this Agreement. If either party as the Indemnitor fails to assume the defense of a Third Party Claim or fails to timely acknowledge in writing its obligation to indemnify the Indemnitee, then, the Indemnitee may assume the defense of the Third Party Claim in the manner described in Section 22.5 below. Each party shall cooperate with the other in the defense of any Third Party Claim. Any settlement or compromise of a Third Party Claim to which either party is a party shall be subject to the express written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned as long as an unconditional term of the settlement or compromise is the full and absolute release of the Indemnitee from all Damages arising out of the Third Party Claim. Either party as Indemnitee, at its own cost and expense, may participate on its own behalf with legal counsel of its own selection in the defense of any Third Party Claim which may have a material impact on it.
          22.5 If either party having the obligation as Indemnitor fails to promptly assume the defense of any Third Party Claim, the Indemnitee may assume the defense of the Third Party Claim with legal counsel selected by the Indemnitee, all at the Indemnitor’s cost and expense. The defense of an action by an Indemnitee under this Section 22.5 shall not impair, limit or otherwise restrict Indemnitor’s indemnification obligations arising under this Section 22 or Indemnitee’s right to enforce such obligations.
          22.6 The indemnity obligations under this Section 22 shall expire on the expiration of the applicable statute of limitations relating to the underlying claim that is the subject of the indemnification claim. Any indemnification obligation shall be in proportion to the amount of responsibility found attributable to the Indemnitor.

          22.7 The indemnification obligations set forth in this Agreement are intended to supplement, and not supersede, supplant or replace, any coverage for Damages which may be available under any insurance policies that may be maintained by GKF or Medical Center. In the event any Damages may be covered by insurance policies, the parties shall exercise good faith and use their best efforts to obtain the benefits of and apply the available insurance coverage to the Damages subject to indemnification under this Agreement. In the event that an insurer provides coverage under an insurance policy on the basis of a “reservation of rights”, the indemnification obligations under this Agreement shall apply to all Damages which are finally determined as not being covered under the insurance policy.
     23. Miscellaneous.
          23.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Medical Center shall not assign this Agreement or any of its rights hereunder or sublease the Equipment without the prior written consent of GKF, which consent shall not be unreasonably withheld; provided, however that the Medical Center may assign this Agreement without prior written consent of GKF to an entity controlled by, controlling, or under common control with the Medical Center and which entity is the holder of the general acute care hospital license for the facility at which the Equipment is located, and provided further, that such entity shall have credit rating and financial position equivalent to or higher than that of Medical Center as reasonably determined by GKF. Unless otherwise agreed to in writing by GKF, an assignment or sublease shall not relieve Medical Center of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without GKF’s prior written consent shall be null, void and of no force or effect.
          23.2 Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.
          23.3 Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

          23.4 Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, the non-prevailing party or parties to such action, arbitration or proceedings shall pay to the prevailing party or parties all costs and expenses, including reasonable attorneys’ fees, incurred in the defense or prosecution thereof by the prevailing party or parties. The party which is a “prevailing party” shall be determined by the arbitrator(s) or judge(s) hearing the matter and shall be the party who is entitled to recover his, her or its costs of suit, whether or not the matter proceeds to a final judgment, decree or determination. A party not entitled to recover his, her or its costs of suit shall not recover attorneys’ fees. If a prevailing party or parties shall recover a decision, decree or judgment in any action, arbitration or proceeding, the costs and expenses awarded to such party may be included in and as part of such decision, decree or judgment.
          23.5 Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.
          23.6 Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.
          23.7 Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.
          23.8 Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.
          23.9 Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Ohio applicable to agreements made and to be performed in that State by a court of competent jurisdiction sitting in Montgomery County, Ohio. The parties waive, to the fullest extent they may effectively do so, the defense of an inconvenient or inappropriate forum to the maintenance of any action or proceeding, and waive any defense based on lack of personal jurisdiction of any such party.

          23.10 Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.
          23.11 Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.
          23.12 Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.
          23.13 Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.
          23.14 Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:
To GKF:	Craig K. Tagawa Chief Executive Officer GK Financing, LLC Four Embarcadero Center, Suite 3700 San Francisco, CA 94111

To Medical Center:	Kettering Medical Center Attn: Walter Sackett VP, Clinical Services 3535 Southern Boulevard Kettering, OH 45429

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.
          23.15 Special Provisions Respecting Medicare and Medicaid Patients
               23.15.1 Medical Center and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid, TriCare, HCAP and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.
               23.15.2 For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.
          23.16 Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, no reductions or other changes to reimbursement amounts and/or payment methodology(ies) pertaining to any third party payors or governmental programs, including, without limitation, Medicare, Medicaid, any other federal or state programs, and/or any commercial payors, shall be deemed to constitute a force majeure event under this Section, and shall not excuse or delay Medical Center’s obligations under this Agreement or provide Medical Center with the right to terminate this Agreement. However, in the event that two independent legal counsel specializing in healthcare law (collectively, the “Independent Legal Counsel”), who are resident in states other than Ohio and California issue separate written legal opinions addressed to both of the parties stating that any federal, state or local law or regulation currently existing or hereinafter enacted, or any final or non-appealable construction or interpretation of such law or regulation or enforcement of such laws or regulations which hereinafter occurs, makes performance of this Agreement impossible, illegal or disqualifies a party from providing services to Medicare or Medicaid patients, the parties mutually agree to use their best efforts to enter into a modification of this Agreement to make substantial performance of this Agreement possible, legal or to qualify a party to provide its services to Medicare or Medicaid patients; but if (a) the parties are unable to reach agreement upon appropriate modification following thirty (30) days of good faith negotiations, or sooner if required by law, and (b) the Independent Legal Counsel each determine in writing that any such modification would be impossible, illegal or would disqualify a party from providing services to Medicare or Medicaid patients, then, this event shall be deemed to constitute a force majeure event under this Section, and shall provide either party with the right to terminate this Agreement without further obligations except for those accruing to the date of termination and those obligations surviving the date of termination as provided hereunder. Each party shall select one of the two Independent Legal Counsel to render the aforementioned opinions. All costs and expenses of the Independent Legal Counsel will be borne by the party initiating the request unless the determination is made by the Independent Legal Counsel as described above that the performance of this Agreement is impossible, illegal or disqualifies a party from providing services to Medicare or Medicaid patients, in which event, such costs and expenses shall be shared equally between the parties. In the event that the two Independent Legal Counsel render conflicting opinions, either the parties hereto shall decide upon a third attorney who meets the above qualifications or shall instruct the Independent Legal Counsel to select a third attorney specializing in healthcare law to review and render an opinion, which opinion by such third attorney shall be binding on both parties. Under the circumstance of having to select a third attorney, the costs of the Independent Legal Counsel shall be borne by the party selecting such counsel and the costs of the third attorney shall be borne equally by the parties.
          23.17 Independent Contractor. It is mutually understood and agreed that nothing in this Agreement is intended nor shall be construed to create between GKF and Medical Center, with respect to their relationship hereunder, an employer/employee relationship, a partnership or joint venture relationship, or a landlord/tenant relationship.

          23.18 Supplier and Owner of Equipment. The parties hereto agree that, notwithstanding anything to the contrary set forth in this Agreement, this Agreement is and shall be treated and interpreted as a “finance lease,” as such term is defined in Article 2A of the Uniform Commercial Code and Chapter 1310 of the Ohio Revised Code, that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under Article 2A of the Uniform Commercial Code and Chapter 1310 of the Ohio Revised Code. In furtherance of the foregoing, Medical Center acknowledges that, before signing this Agreement, GKF has informed Medical Center in writing (a) that Elekta is the entity supplying the Equipment to GKF, (b) that Medical Center is entitled (under Section 2A of the Uniform Commercial Code and Chapter 1310 of the Ohio Revised Code) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Equipment or the right to possession and use of the Equipment, and (c) that Medical Center may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Medical Center also acknowledges that Medical Center has selected Elekta to supply the Equipment and has directed GKF to acquire the Equipment or the right to possession and use of the Equipment from Elekta.
          23.19 Termination of Model B Lease. The existing Lease Agreement For a Gamma Knife Unit dated June 1, 1998 (as amended, the “Prior Agreement”), between GKF and Medical Center shall continue in full force and effect until the Model B is deinstalled by GKF pursuant to Section 6.5 above, at which time the Prior Agreement shall terminate, except for any payments or other obligations which remain due and owing as of such termination, and/or any provisions that are intended to survive such termination.
          23.20 Business Associate. This Agreement shall be deemed to incorporate all terms that HIPAA requires to be included in a business associate contract pertaining to such information, as applicable; provided that any breach of any of the terms of such business associate contract shall not give Medical Center the right to terminate this Agreement given that termination of this Agreement would not be feasible, and that such breach shall instead be reported to the Secretary of the Department of Health and Human Services in accordance with 45 C.F.R. 164.504(e)(1)(ii)(B).
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“GKF”	GK FINANCING, LLC
	By:	/s/ Ernest A. Bates, M.D.
Title: Policy Committee Member
Date: December 9, 2008

“MEDICAL CENTER”	KETTERING MEDICAL CENTER
	By:	/s/ Brett Spence
Title: VP of Finance & Operations
Date: November 19, 2008

Exhibit 1
GAMMA KNIFE TECHNOLOGY

Exhibit 2
LGK AGREEMENT
The following provisions shall be added to the Elekta Instruments, Inc. (“Elekta”) LGK End User Agreement (“LGK Agreement”), and are hereby incorporated into such LGK Agreement by this reference, and GKF agrees that its agreement with Elekta shall include that such provisions shall be included in LGK’s Agreement with the Medical Center, subject to acceptance by Elekta:
          Business Associate. Elekta and its employees, agents and/or contractors will have access to patient protected health information maintained by the Medical Center in order to perform certain service and support functions, and, therefore, in compliance with the Health Insurance Portability and Accountability Act, Elekta agrees to execute the Business Associate Agreement tendered to it by the Medical Center.
          Patent and Copyright Indemnity. Elekta will defend or settle, at its own expense, any claim or suit against Medical Center alleging that any Elekta Equipment or parts furnished under the LGK Agreement with Medical Center infringe any United States patent or copyright. Elekta will also pay all damages and costs that by final judgment may be assessed against Medical Center due to such infringement. If the Equipment provided under Medical Center’s Agreement with GKF becomes, or in Elekta’s opinion is likely to become the subject of an infringement suit, Elekta will, at its option: (1) work with GKF to procure for Medical Center the right to continue using the Equipment; (2) cooperate with GKF to replace or modify the Equipment to provide Medical Center with a non-infringing product that is functionally equivalent in all material respects; or (3) work with GKF to remove the Equipment from Medical Center’s Site at no cost and expense to Medical Center and to terminate both the GKF Agreement and the LKG Agreement with Medical Center related to the Equipment without further obligation of Medical Center to either party.
          Delivery and Defective Equipment Indemnity. Elekta agrees to fully indemnify, defend and hold harmless the Medical Center and its affiliates, and their respective directors, officers, employees and agents from and against any and all claims, losses, expenses, liabilities, injuries to persons or property, judgments, settlements, suits, damages or costs (including reasonable attorneys’ fees and expenses) arising out of, or in any way related to, or caused by defective Equipment provided to Medical Center under its agreement with Electa or GKF, or materials or parts furnished for such Equipment during the Term of any such Agreement. Elekta additionally agrees to solely bear the risk of loss concerning the Equipment during delivery to the Medical Center and agrees to fully indemnify, defend and hold harmless the Medical Center from and against any and all loss or damage to Equipment during or prior to delivery to Medical Center Site.

          Special Activity Certificates. Elekta agrees that any Gamma Knife experienced neurosurgeon and/or radiation physicist or other physician furnished by Elekta to provide on-site application training shall obtain a Special Activity Certificate from the Ohio State Medical Board and shall be credentialed by the Medical Center’s medical staff prior to the provision of such on-site training.
          Response Time for Technical Support. Elekta agrees that its response time for any requested on-site or remote technical support shall be provided within the time frames indicated in a separate document provided to the Medical Center entitled “Leksell Gamma Knife Perfexion Advanced Service and Support Service Description”.

Exhibit 5.1
EXISTING GAMMA KNIFE SITE LOCATED AT KETTERING MEDICAL CENTER

Exhibit 5.2
SITE PLANNING CRITERIA

Exhibit 8
PURCHASED SERVICES PAYMENTS

	Annual Paid	Percentage of Technical
	Procedures	Component Collections Payable
Year	Performed	To GKF For Each Procedure
*	*	*
*	*	*
Notwithstanding anything to the contrary set forth herein, for purposes of determining the Purchased Services Payments, the number of annual Procedures performed shall be reset to zero (0) at the commencement of each anniversary of the First Procedure Date.
For Procedure count purposes, any patient treatment provided on a fractionated basis shall count as one (1) Procedure. Charity cases shall not be included in the annual Procedures performed count.

*	Commencing upon the utilization of any portion or all of the Equipment Modification Allowance stipulated in Section 13.1 above, and continuing through the remaining Term of the Agreement, the Purchased Services Payments for each of the * Procedures performed during any annual period during the Term shall be increased from *. The Purchased Services Payments for each additional Procedure in excess of * Procedures performed during any such annual period shall remain unchanged as provided above.
Charity Cases
As a means to support Medical Center’s mission of providing charity care for persons who require Gamma Knife procedures who are not covered by Medicare, Medicaid, TriCare, Ohio’s Hospital Care Assurance Program, or private insurance programs (whether indemnity, preferred provider, health maintenance organization, etc.) and who do not have the means to pay for such procedures based on Medical Centers adopted standards of indigency, GKF agrees that Medical Center may perform Procedures on a charity or unreimbursed basis so long as no such charity or unreimbursed Procedures are counted towards the number of annual paid Procedures performed for purposes of determining the Purchased Services Payments due hereunder. Medical Center shall be solely responsible (and GKF shall not in any manner be or become responsible) for determining whether any person meets the standards of indigency. Medical Center shall provide reasonable written documentation evidencing satisfaction of the conditions set forth herein to GKF at or prior to the expected time of treatment.